MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

MICHIGAN MUNICIPAL BOND FUND

SERIES #13

FILE # 811-4375

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/21/01	MI State Building Authority 2001 Series I 5.50% 10/15/10	$2,500,000.	$419,730,000.	Morgan Stanley
06/21/01	MI State Building Authority 2001 Series I 5.0% 10/15/24	$1,000,000.	$419,730,000.	Morgan Stanley
		$	$
		$	$
		$	$
		$	$
		$	$